EXHIBIT 1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               UNITED ENERGY CORP.

     The undersigned, Robert L. Seaman and Reginald L. Babcock, being the Executive Vice President and Secretary, respectively, of United Energy Corp., a Nevada corporation, acting pursuant to Section 78.385 of the Nevada Revised Statutes, do hereby certify to the following:

     That at a meeting of the Board of Directors held June 19, 2001 at which all directors were present and acting throughout, the following resolution was duly adopted:

          RESOLVED, that the shareholders of the Company be asked to approve the following amendment to the Company's Articles of Incorporation at the annual meeting of shareholders to be held August 22, 2001, and that notice of such meeting and the recommendation of this Board to approve said amendment be delivered to the shareholders of record as of June 27, 2001, as required by law.

          (New) TENTH: To the full extent from time to time permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Neither the amendment or repeal of this Article, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

     That at the annual meeting of shareholders of the Company held August 22, 2001, for which notice had been delivered to all shareholders of record as of June 27, 2001, and at which a quorum of votes was represented either in person or by proxy, a majority of those shareholders present also representing a majority of the voting power, voted to approve the foregoing amendment, to wit 14,603,562 votes were cast in favor of the amendment, 350,459 votes were cast against the amendment and 228,595 abstentions were recorded.

     Dated this 13th day of November 2001.


     /s/ Robert L. Seaman                               /s/ Reginald L. Babcock
     -------------------------                          ------------------------
     Robert L. Seaman                                   Reginald L. Babcock
     Executive Vice President                           Secretary

     IN WITNESS WHEREOF, we Robert L. Seaman and Reginald L. Babcock have executed these Amendment to the Articles of Incorporation in duplicate this 13th day of November, 2001 and say:

     1. That we are, respectively, the duly elected vice president and secretary of United Energy Corporation.

     2. That we have read the above and foregoing Amendment to Articles of Incorporation; know the contents thereof and that the same are true to the best of our knowledge and belief, exempting as to matters alleged on information and belief and as to those matters, we believe them to be true.

                                                  /s/ Robert L. Seaman
                                              -------------------------------
                                                     Robert L. Seaman


                                                 /s/ Reginald L. Babcock
                                              -------------------------------
                                                    Reginald L. Babcock


     Subscribed and sworn to before me this 13th day of November 2001.


                                                      /s/ Jane Breyer
               [SEAL]                         -------------------------------
                                                       Notary Public



        My Commission Expires
        January 20, 2004